UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2010, the Company’s Board of Directors ratified a Trademark License Agreement (the “Agreement”) with Robert P. Atwell, the Company’s Chairman, Founder, President and Chief Executive Officer.  The Agreement provides for Camelot’s use of the Camelot Films® and related trademarks in perpetuity (the “Term”). Pursuant to the Agreement, for the rights granted to Camelot, Camelot will pay Mr. Atwell a one-time non-refundable license fee of Five Million Dollars ($5,000,000) (“License Fee”) upon Camelot having generated a minimum of $50,000,000 either in (a) gross revenues in the aggregate from inception; (b) upon Camelot receiving a minimum of $50,000,000 in funding of any type whatsoever, including, but not limited to, debt and/or equity, in the aggregate from inception; or (c) a combination of both gross revenues and funding totaling $50,000,000 (“Trademark Trigger”).  Until such time as Camelot achieves the Trademark Trigger, Camelot shall pay Mr. Atwell $1,000,000 in cash or stock at RPA’s sole option within one year following the execution of the Agreement, with said amount being applied to the License Fee. The license fee due hereunder is exclusive of any applicable taxes.

Mr. Atwell will receive Royalty Payments totaling 2% based upon Adjusted Gross Revenues. In addition, the Agreement also entitles Mr. Atwell to receive Advance Royalty Payments, whereby Camelot will pay Mr. Atwell $60,000 annually as an advance and credited against any and all Royalty Payments to be paid in accordance with the Agreement. The Advance Royalty Payments will be paid to Mr. Atwell in equal payments of $15,000, made quarterly, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.5	Trademark License Agreement between Camelot Entertainment Group, Inc. and Robert P. Atwell dated April 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: May 3, 2010	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman

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